EXHIBIT 4.1

Invesco Investment Advisers LLC

11 Greenway Plaza

Houston, Texas 77046-1173

July 30, 2021

Invesco Capital Markets Inc.

11 Greenway Plaza

Houston, TX 77046-1173

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Unit Investment Trust Dept.

Re: Invesco Unit Trusts, Taxable Income Series 636

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-257959 for the above mentioned trust. We hereby consent to the use in the Registration Statement of the references to Invesco Investment Advisers LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

INVESCO INVESTMENT ADVISERS LLC

/s/ Tara Baker

Vice President, Business Operations and Quality Assurance